Exhibit 23.2

CONSENT OF MCKEE NELSON LLP

        We hereby consent to the use of our opinion letter dated December 20, 2001 in the Registration Statement and the reference to our firm under the caption “Legal Matters” in the Registration Statement, a prospectus or any supplement thereto. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

BY: /S/ MCKEE NELSON LLP ——————————————

May 22, 2003